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                                                                     EXHIBIT 5.1


                       [Hogan & Hartson L.L.P. Letterhead]


                                  June 22, 2000


Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza
Suite 2100
Chicago, Illinois  60606

Ladies and Gentlemen:

       We are acting as counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with its registration statement on Form S-8, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 3,681,212 shares (the "Shares") of the Company's common shares of beneficial interest, $.01 par value per share, in connection with the assumption by the Company of the obligations of Cornerstone Properties Inc., a Nevada corporation ("Cornerstone"), under (i) the Cornerstone 1995 and 1997 Stock Option Agreements, (ii) the Cornerstone Stock Option Agreements under the Cornerstone 1998 Long-Term Incentive Plan and (iii) the Cornerstone Director Stock Option Agreements (collectively, the "Cornerstone Plans"), upon the merger of Cornerstone with and into the Company pursuant to the terms of the Agreement and Plan of Merger dated as of February 11, 2000, as amended, among the Company, EOP Operating Limited Partnership, Cornerstone and Cornerstone Properties Limited Partnership (the "Merger Agreement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

       For purposes of this opinion letter, we have examined copies of the following documents:

       1.     An executed copy of the Registration Statement.

       2.     The Merger Agreement.

       3. The Declaration of Trust of the Company, as amended, as certified by the Secretary of the Company on the date hereof as
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Board of Trustees
Equity Office Properties Trust
June 22, 2000
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              being complete, accurate, and in effect (the "Declaration of
              Trust").

       4. The Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

       5. Resolutions of the Board of Trustees and the Executive Committee of the Board of Trustees of the Company, adopted on February 10, 2000 and May 4, 2000, and February 11, 2000 and May 11, 2000,
              respectively, relating to the issuance of the Shares and the various transactions contemplated by the Merger Agreement and related matters, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

       For purposes of this opinion letter, we have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Company. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company's Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

       This opinion letter is based as to matters of law solely on Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended" includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

       Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued in accordance with the terms of the Cornerstone Plans
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Board of Trustees
Equity Office Properties Trust
June 22, 2000
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pursuant to the terms of the Merger Agreement, the Shares will be validly issued, fully paid, and nonassessable.

       This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

       We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                    Very truly yours,

                                                    /s/ HOGAN & HARTSON L.L.P.

                                                    HOGAN & HARTSON L.L.P.